Exhibit T3B.11

Bylaws of
AEGERION PHARMACEUTICALS SPAIN, S.L.

Title I
Name, Purpose, Registered Office and Duration of the Company

Article 1.- Company Name

The name of the Company is AEGERION PHARMACEUTICALS SPAIN, S.L. (or Sociedad Limitada, or S.R.L. or Sociedad de Responsabilidad Limitada) and will be governed by the provisions included within these by-laws and, in the absence thereof, those included in Royal Legislative Decree 1/2010, of 2 July 2010, which approved the restated text of the Capital Companies Act (hereinafter, the “Act”), as well as any applicable provision in force, or any other law or regulation that in the future modifies, replaces or alters the aforementioned provisions.

Article 2.- Purpose of the Company

The Company will have as corporate purpose the import, production, storage, commercialization, sales mediation and distribution of all kinds of pharmaceutical, medical and healthcare products, and medical devices, as well as those operations related and/or derived from said activities.

In the event that any legal provision requires for the exercise of any of the activities within the Company’s purpose any professional qualification or administrative authorization, or the entry in a public registry of any kind, such activities shall be performed by a person in possession of the aforementioned professional qualification and, if applicable, shall not be initiated prior to the compliance with the administrative requirements. In particular, the activity of pharmacies (Law 2/2007) is excluded from the corporate purpose of the Company in such a way that the company’s action will be of mere mediation or coordination in relation to what is related to its performance as pharmacy office.

Any activities for which the law demands special requirements that are not met by the Company are excluded from the purpose of the Company.

Article 3.- Registered Office

The Company shall have its registered office at Madrid (28046), Paseo de la Castellana 141, 5th floor.

The management body shall have authority to resolve to move the Company’s registered office within the same municipal limits, and to establish, close and move branch offices, agencies or delegations, whether in Spain or abroad.

Article 4.- Duration of the Company

The Company shall have an indefinite duration. The Company will commence its operations on the day of issuance of the deed of incorporation.

Title II
Share Capital and Shares

Article 5.- Share Capital

The share capital of the Company is TWENTY-FIVE THOUSAND EUROS (25,000€), divided into twenty-five thousand (25,000) indivisible and cumulative shares, each having a par value of ONE EURO (€1), numbered consecutively from 1 to 25,000, both inclusive fully subscribed and paid-up.

All shares shall confer upon their holders the same rights and obligations.

Article 6.- Transfer of shares

(a)	Inter-vivos Transfers

It shall be considered free any inter-vivos voluntary transfers of shares between shareholders and those in favour of the spouse, ascendants or descendants of the transferor or, if applicable, in favour of companies belonging to the transferor’s same group in accordance with Article 42 of the Commercial Code, by referral of article 18 of the Act.

In general, the inter-vivos voluntary transfer of shares with no additional perks (prestaciones accesorias) shall be governed by article 107 of the Act.

Said regime shall be equally applicable to the inter-vivos voluntary transfer of the right of preferential acquisition of new shares which, in share capital increases, may correspond to the shareholders in accordance with the provisions of the Act, which may be exercised within the periods established therein.

(b)	Mortis causa Transfer

Except for those mortis causa transfers executed by a shareholder in favour of a spouse, ascendants or descendents, which shall be considered free, in the event of death of a shareholder, the remaining shareholders, and in their defect the Company itself, shall be entitled to acquire, if several shareholders are interested, proportionally to their respective participation, the shares of the deceased shareholder, appraised at their reasonable value as of the date of death, as determined in the respective provisions of the Act, and whose price shall be paid in cash to the shareholder’s heir or legatee. This right of acquisition shall be exercised, if at all, within three (3) months as from the notification to the Company of such acquisition by will or inheritance. In that case, the shares shall be acquired by the Company, and shall be redeemed or disposed of, in accordance with the Act.

(c)	Non-voluntary transfers

The seizure of shares of the Company, in any enforcement proceedings, shall be governed pursuant to the terms established in Article 109 of the Act and for this purpose the Company may exercise its preferential acquisition right if such right is not exercised by the shareholders, whether in respect of all or some of the shares subject to seizure. The shares thereby acquired by the Company must be redeemed and disposed of in accordance with the Act.

(d)	General regime

The regime applicable to any transfer of shares shall be that in force at the date on which the shareholder notified the Company his/her/its will to transfer or, if applicable, the date on which the shareholder passed away or that of the judicial or administrative adjudication.

Any transfer of shares which is carried out in violation of the provisions of the Act or of these by-laws, shall have no effect with respect to the Company.

Article 7.- Usufruct of Shares

Should any of the shares become subject to usufruct, the shareholder rights shall belong to the bare owner (“nudo propietario”), but the usufructuary (“usufructuario”) shall have the right, in any case, to any dividends declared by the Company during the term of the usufruct. For all other matters, the relation between the bare owner and the usufructuary shall be governed by the deed of title which created the usufruct or, in the absence thereof, the terms of the applicable provisions of civil law shall govern.

Notwithstanding the foregoing, and unless the deed creating the usufruct provides otherwise, the terms of articles 128 and 129 of the Act shall govern the liquidation of the usufruct and the exercise of preferential subscription rights over new shares.

Article 8.- Pledge of Shares

Should the shares become subject to any pledge, the shareholder rights pertaining to such shares shall be exercised by the owner of the shares.

If the pledge is executed, the rules governing non-voluntary transfers established in article 109 of the Act shall govern.

Article 9.- Shares Subject to Lien

Should the shares become subject to any lien, the terms of Article 8 above regarding pledge of shares shall apply to the extent compatible with the specific regime governing the lien.

Title III
Company bodies

Article 10. - Company’s bodies

The Company’s governing bodies are:

(a)	the General Shareholders’ Meeting.
(b)	the management body.

Section I
The General Shareholders’ Meeting

Article 11.- Faculties

The General Shareholders’ Meeting is the meeting of all shareholders of the Company, duly called and constituted to decide on the matters within its competence. Its resolutions will be binding upon all shareholders, including those absent and dissenting, without prejudice to the rights and remedies that they may be entitled to by law.

The General Shareholders’ Meeting shall deliberate and approve those matters included within article 160 of the Act, as well as all matters assigned to the General Shareholders’ Meeting by these by-laws.

Article 12. - Calling of the General Shareholders’ Meeting

The General Shareholders’ Meeting shall be called by the management body or, as the case may be, by the liquidators and shall be held within the same municipality where the Company has its registered office.

If the notice calling the meeting does not set the place where the meeting shall be held, the meeting shall be deemed to be convened at the Company’s registered office.

Article 13. - Dates for Calling the Shareholders’ Meetings

The ordinary General Shareholders’ Meeting, previously called to such effects, shall be held within the first six (6) months of each financial year, as the case may be, to evaluate the Company’s management, to approve the annual accounts of the previous financial year and to adopt resolutions on the allocation of results, as well as to further address any other matter indicated on the agenda.

The ordinary General Shareholders’ Meeting shall be valid even if it has been called or held outside the referred period.

Should the management body not call the General Shareholders’ Meeting within the time period established by law or by these by-laws, it may be called by a Court Secretary or the Commercial Registrar sitting in the jurisdiction of the registered office of the Company at the request of any shareholder, but subject to prior hearing of the management body.

Additionally, the management body may call the corresponding General Shareholders’ Meeting any time they deem it necessary or appropriate for the interests of the Company. They shall further call it upon request of one or more shareholders representing at least five (5) percent of the share capital, and such request shall state the matters to be considered at the meeting. In this case, the General Shareholders’ Meeting shall be called to be held within two (2) months following the date of the relevant notarial request to the management body, which shall include on the agenda the matters set forth in the request.

Should the management body not comply with the request, the General Shareholders’ Meeting may be called by a Court Secretary or the Commercial Registrar sitting in the jurisdiction of registered office of the Company, subject to prior hearing of the management body.

Article 14.- Form and Content of the Notice Calling the Meeting

The General Shareholders’ Meeting shall be called by individual written notice sent, through any communication means that assures receipt, to each of the shareholders at the domicile designated for such purposes or which appears in the Shareholders’ Register Book (Libro Registro de Socios) to such effects.

Between the notice and the date set for holding the meeting there shall be a period of at least fifteen (15) days, unless the meeting concerns the merger or spin-off of the Company, in which case at least one (1) month prior notice shall be given.

The General Shareholders’ Meeting shall be deemed called and be validly constituted, as a universal General Shareholders’ Meeting, to handle any matter, without the need for prior calling, upon the presence of the entire share capital of the Company, and if all attending shareholders unanimously approve the holding of such meeting. The universal Shareholders’ Meeting may be held at any place in the territory of Spain or abroad.

Article 15.- Attendance and Representation

The shareholder may only be represented at a General Shareholders’ Meeting by his/her spouse, ascendants or descendants of the shareholder, by another shareholder or by a person holding a general power of attorney executed in a public document and empowered to manage all the assets of the represented shareholder within the Spanish territory.

The representation must be conferred in writing. In the event that the representation is not stated in a public document, it shall be special for each meeting. The representation shall comprise all the shares held by the represented shareholder.

Furthermore, General Shareholders’ Meetings may be held and all shareholders may attend (in person or represented by proxy) by electronic means (including, but not limited to, phone or video conference) provided that such electronic means duly guarantee the identity of the shareholder, the interactivity and intercommunication among the shareholders in real time and, therefore, the unity of act. In these cases, the notice shall state the connection system and, if applicable, the places where the necessary technical means are available to attend and participate in the meeting; it shall also describe the deadlines, procedures and manners of exercising the shareholder’s rights established by the management body to enable the meeting to be conducted in an orderly fashion. In the event that the General Shareholders’ Meeting is held by electronic means, it shall be deemed to have taken place at the Company’s registered office.

Article 16.- Majorities Required for Adoption of Resolutions

Resolutions of the General Shareholders’ Meetings shall be adopted by the majority of validly issued votes, provided that they always represent at least one third of the votes corresponding to the shares in which the share capital is divided. Blank votes shall not be counted.

By exception to the foregoing:

(a)
Increases or decreases of capital, as well as any other amendment to the by-laws not requiring a special majority, shall be adopted only upon the affirmative vote of more than one half of the votes corresponding to the shares representing the share capital.

(b)
Transformation, merger, spin-off, global assignment of assets and liabilities or transfer of the registered office of the Company, withdrawal or limitation of preferential subscription rights in capital increases, exclusion of shareholders, and authorizing the management body to undertake, whether personally or on behalf of third parties, identical, analogous or complementary operations as those constituting the Company’s purpose, shall be adopted only upon the affirmative vote of at least two thirds of the votes corresponding to the shares representing the share capital.

A shareholder shall not exercise the voting rights corresponding to his/her shares if he/she is subject to any conflict of interest situation referred to in article 190 of the Act. In such cases, the provisions set forth in the said article 190 of the Act shall be applicable.

Article 17.- Officers of the General Shareholders’ Meeting

All General Shareholders’ Meetings shall be presided by a Chairman, who shall be assisted by a Secretary, who shall each hold the powers granted by the Act, both being appointed for such purposes by those attending such meetings from among the attendees.

In the event that a board of directors has been appointed, the Chairman and Secretary of the General Shareholders’ Meeting shall be those holding such positions on the Board, and, in the absence thereof, by shareholders appointed at the commencement of the meeting by the attending shareholders.

The Chairman shall direct the discussions at the General Shareholders’ Meetings and for this purpose he/she will give the floor and determine the time and the end of the interventions.

Article 18.- General regime

In the matters not covered in these by-laws regarding the requirements for the purposes of validly constituting the General Shareholders’ Meeting, the necessary quorum, the rights of information of the shareholders, submission of the shareholders to the resolutions approved by the majority and, in general, all matters relating to this administrative order shall be governed by the provisions in the legislation in force.

Section II
The management body

Article 19.- Types of management bodies

The Company shall be governed and managed, with the broadest powers granted by law, except where attributed to the General Shareholders’ Meeting under the Act or the bylaws, at the election of the General Shareholders’ Meeting, by:

(a)	A sole director.
(b)	Two or more joint and several directors (administradores solidarios), with a maximum of five.

(c)	Two joint directors (administradores mancomunados).
(d)	A board of directors with a minimum of three and a maximum of twelve members.

Article 20.- Appointment

The power to appoint the management body belongs exclusively to the General Shareholders’ Meeting.

The members of the management body need not be shareholders.

Article 21.- Term of Office

The appointed management body shall hold office for an indefinite term, without prejudice to power of the General Shareholders’ Meeting’ to separate or dismiss directors, at any time or moment, in accordance with provisions of the Act and the by-laws.

Article 22.- Powers of the management body

The management body, except for the powers reserved to the General Shareholders’ Meeting by the Act and the by-laws, shall exercise the supreme direction and administration of the Company and shall represent it in and out of court. Such powers of representation shall extend to all actions within the corporate purpose of the Company.

Article 23.- Remuneration of management

The position of Director shall not be remunerated.

Article 24.- Governance and Functioning of the board of directors

(a)	The officers of the board of directors

The board of directors shall appoint from among its members a Chairman and may appoint, if it so chooses, a Vice-Chairman who shall replace the Chairman in case of vacancy, absence or sickness. The board of directors shall also appoint a Secretary and may appoint a Vice-Secretary who shall replace the Secretary in case of vacancy, absence or sickness. The Secretary may or may not be a member of the board of directors. If he/she is not a member of the board of directors, the Secretary shall have the right to be heard but shall not have voting rights. The same shall apply, as the case may be, to the Vice-Secretary.

(b)	Calling of the Meeting of the board of directors

The board of directors shall meet any time when so requested by one third of the Directors or upon the approval of the Chairman, who shall be responsible for calling the meeting.

Such third of the Directors shall call the Meeting, stating the agenda, the place for its holding within the municipal limits of the Company’s registered office, if, on prior request to the Chairman, the calling had not been made within one (1) month without just cause.

The notice shall be delivered by letter, facsimile or by any other written or electronic means. The notice shall be addressed personally to each Director, to their address appearing in the resolution appointing them to the board or, in the event of a change of address, to the address notified to the Company by the Director at least five (5) business days prior to the calling of the meeting. A meeting of the board of directors without notice shall be valid if all members of the board are present and unanimously approve the holding of a meeting.

(c)	Constitution of the board of directors

The board shall be validly constituted when at least the majority of its members are present, whether in person or represented by proxy.

A Director may only be represented by another director at a meeting of the Board. The appointment of a proxy shall be executed by written letter addressed to the Chairman.

Directors may participate in meetings of the board of directors in person or represented by proxy, by means of phone or conference, or similar communications system, provided that such electronic means duly guarantee the identity of the shareholder, the interactivity and intercommunication among the shareholders in real time and, therefore, the unity of act. In these cases, the notice shall state the connection system and, if applicable, the places where the necessary technical means are available to attend and participate in the meeting. In the event that the meeting of the board of directors has been held by means of video or phone conference, it will be understood that it has been held at the registered office of the Company.

(d)	Deliberations at the Meetings of the board of directors

The Chairman shall open the meetings and shall direct the deliberations on all matters, having the power give the floor to other members and to give information and reports regarding the status of the Company.

(e)	Approval of resolutions by the board of directors

Resolutions adopted by written resolution without a session shall be valid if no member of the board states his/her opposition to such a procedure. For this purpose the delivery of the written or electronic vote of each Director will be addressed to the post or email address of the Secretary of the board or of the Company itself in five (5) days from the request of the vote.

Resolutions adopted by the board by means of any system of phone or video conference that allows the recognition and identification of the attendees shall be valid, provided that no member of the board states his/her opposition to such a procedure, they have the means to do so, and recognize each other, which will need to be expressed in the minutes of the board and in the issued certification of the resolutions. In this case, the Meeting of the board shall be considered a single meeting and deemed to be celebrated at the registered office of the Company.

Unless the Act requires a greater majority, resolutions shall be adopted by an absolute majority of the directors present at a meeting. In the event of a tie, the Chairman’s vote shall be decisive.

(f)	Minutes of the Meeting of the board of directors

Deliberations and resolutions adopted by the board of directors shall be set forth in Minutes, which must be approved by the board of directors at the end of the meeting or at the following meeting. The Minutes shall be signed by the Secretary to the board, with the consent of the person who served as Chairman of the same meeting. Minutes of each meeting shall be entered into the Minutes Books of the Company.

(g)	Granting of powers of attorney

The board of directors may designate from among its members one or more managing directors (consejero delegado), without prejudice to any powers of attorney the board may grant to any person, specifying in each case the powers to be given.

The permanent delegation of any powers of the board of directors to one or more managing directors and the appointment of the directors who shall occupy such positions shall only be valid if adopted by the favorable vote of two thirds of the members of the board of directors, and shall not be effective until registered with the Commercial Registry.

In no event shall be delegated those duties which are not allowed to be delegated by law.

Title IV
Financial Year and Annual Accounts

Article 25.- Financial Year

The financial year of the Company shall last one year and shall cover the period between 1 January and 31 December of such year. Exceptionally, the first financial year will be of shorter duration, as concluded on the same date, will be starting on the day of incorporation of the Company.

Article 26.- Allocation of annual results

From any profits obtained by the Company in each financial year, once the required provisions to the legal reserve and any other reserves established in law have been made, the General Shareholders’ Meeting may set aside the contributions to the voluntary reserves that it deems appropriate. Any remaining amounts shall be distributed to the shareholders as dividends in proportion to the shareholders’ respective equity interests in the Company and within the limits established in the Act. Payment of dividends shall be made at such dates and as such manner as the General Shareholders’ Meeting itself shall determine.

The General Shareholders’ Meeting or the management body may approve the distribution of advanced dividends (“dividendos a cuenta”) subject to any limitations and complying with the legally established requirements.

Title V
Dissolution and Liquidation of the Company

Article 27.- Dissolution and Liquidation

The Company shall be dissolved upon occurrence of any of the circumstances, and in accordance with the provisions established in Articles 360 and following of the Act.

The directors at the time of dissolution shall be appointed as the liquidators of the Company, unless the General Shareholders’ Meeting appoints others at the time it adopts the resolution approving the dissolution of the Company.

The liquidators shall hold office for an indefinite period of time.

Once all creditors have been paid, or the amounts of all debts against the Company have been tendered, and any unmatured debts have been insured, the assets of the Company shall be liquidated and divided among the shareholders in accordance with their respective participation interests in the share capital of the Company.

Title VI
Additional Provisions

Article 28.- Applicable Law

In all matters not covered in these by-laws, the provisions set forth in the Act and any other applicable legal provisions in force or that may replace them in the future shall apply.